FORM 5/A

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(B).

[ ] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1. Name and Address of Reporting Person

   Kimmons            Gary                 F
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   (Last)            (First)            (Middle)

    5555 San Felipe, Suite #625
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                     (Street)
   Houston                Tx            77056
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   (City)               (State)         (Zip)
_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

      GKI
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

_______________________________________________________________________________
4. Statement for Month/Year

      5/98
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

      5/98
_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] 10% Owner
   [X] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

_______________________________________________________________________________
7. Individual or Joint/Group Report (check applicable line)

   [X] Form Filed by One Reporting Period
   [ ] Form filed by More than One Reporting Person

_______________________________________________________________________________

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-                      Securities Acquired (A)        Beneficially  Form:
                         action                      or Disposed of (D)             Owned at      Direct      Nature of
                         Date          Trans-        (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/       action     ----------------------------      Fiscal Year   Indirect    Beneficial
Security                  Day/         Code         Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)        (Instr. 8)               (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------      ---------- -----------  ------  ---------    -----------   ----------  ----------
Common Stock              8/8/97         A         1,000,000     (A)                 2,801,080         D
                                                                                     4,955,000         I          (1)

(1)  Owned by Kimmons Family Partnership, Ltd.

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------
     1.              2.             3.               4.               5.                   6.
----------        --------        --------        --------        ----------          ------------

                                                                  Number of           Date Exer-
                                                                  Derivative          cisable and
                                                                  Securities          Expiration
                  Conver-                                         Acquired (A)        Date (Month/
                  sion of         Trans-                          or Disposed          Day/Year)
                  Exercise        action          Trans-          of (D)              --------------
Title of          Price of        Date            action          (Instr. 3,          Date
Derivative        Deriv-          (Month/         Code             4 and 5)           Exer-    Expir-
Security          ative            Day/           (Instr.         ----------          cis-     ation
(Instr. 3)        Security         Year)           8)              (A)   (D)          able     Date
----------        --------        --------        -------         ----  ----          -------  -----
Warrant to
 Purchase
 Common
 Stock             .3125          3/13/98           A              1,709,091         3/13/98  3/13/2003

Option to
 Purchase
 Common
 Stock             .34375         3/13/98           A                290,909         3/13/98  3/13/2003

Warrant to
 Purchase
 Common
 Stock             .3125          3/13/98           A              4,000,000            (2)   3/13/2003


(2)  Vest at 1,000,000 per year beginning 3/13/99


----------------------------------------------------------------------------------------
      7.                      8.               9.             10.             11.
--------------              ------        ----------       ---------      ----------
 Title and                                                 Ownership
 Amount of                                                 of
 Underlying                               Number of        Deriv-
 Securities                 Price         Derivative       ative
 (Instr. 3                  of            Securities       Security:
  and 4)                    Deriv-        Benefi-          Direct
--------------              ative         cially           (D) or         Nature of
              Amount        Secur-        Owned at         Indirect       Indirect
              or Num-       ity           End of           (I)            Beneficial
              ber of        (Instr.       Year             (Instr.        Ownership
Title         Shares         5)           (Instr. 4)        4)            (Instr. 4)
-----         ------        ------        ----------       --------       ----------
Common Stock  1,709,091     .3125                             D
Common Stock    290,909     .34375                            D
Common Stock  4,000,000     .3125          6,000,000          D



Explanation of Responses:

-----------------------------------------------------

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                      /s/ GARY F. KIMMONS                        9/17/98
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB number.